EXHIBIT 11


PEOPLES BANCORP INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE


                						     Three Months Ended        	   Nine Months Ended
              						          September 30, 	               September 30,
                        	 1995* 	      	 1994* 		        1995* 	 	    1994*
                        ----------    ----------      ----------   ----------
PRIMARY EARNINGS PER SHARE
EARNINGS:
Net income              $1,610,000 	 	$1,472,000    		$4,630,000 		$4,090,000

COMMON SHARES OUTSTANDING:
Weighted average common
 shares outstanding    	 3,161,181 	   3,188,242     		3,174,248 	 	3,190,003
Add:  Adjustment for
 outstanding stock
 options                   	11,160     	 	11,601          11,463 	     	9,175
                        ----------    ----------      ----------    ---------
   Subtotal             	3,172,341 	  	3,199,843  	   	3,185,711  		3,199,178

PRIMARY EARNINGS
   PER SHARE                	$0.51      	 	$0.46         		$1.45 	     	$1.28
                        ==========    ==========      ==========    =========

FULLY DILUTED EARNINGS PER SHARE
EARNINGS:
Net income 	            $1,610,000 	 	$1,472,000    		$4,630,000 		$4,090,000

COMMON SHARES OUTSTANDING:
Weighted average common
 shares outstanding 	    3,161,181    	3,188,242     		3,174,248  		3,190,003
Add:  Adjustment for
 outstanding stock
 options                   	13,453     	 	11,856          13,453     		11,841
                        ----------    ----------      ----------    ---------
   Subtotal             	3,174,634    	3,200,098     		3,187,701 	 	3,201,844

FULLY DILUTED
 EARNINGS PER SHARE         	$0.51      	 	$0.46 	        	$1.45      		$1.28
                        ==========    ==========      ==========    =========


* Adjusted for 10% stock dividend effective October 10, 1995 and
2 for 1 stock split effective April 29, 1994.